As filed with the Securities and Exchange Commission on July 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST FOUNDATION INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8639702
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5221 North O’Connor Boulevard, Suite 1375 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan

(Full title of plan)

Erica Dorsett

Executive Vice President, General Counsel

First Foundation Inc.

5221 North O’Connor Boulevard, Suite 1375

Irving, Texas

(469) 638-9636

(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

Joshua A. Dean, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, Tenth Floor

Costa Mesa, California 92626

(714) 513-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

First Foundation Inc. (the “Company”) previously filed a Registration Statement on Form S-8 (Registration No. 333-279965) registering the issuance of 1,500,000 shares of the Company’s common stock under the First Foundation Inc. 2024 Equity Incentive Plan (the “2024 Plan”). On May 29, 2025, the Company’s stockholders approved an amendment and restatement of the 2024 Plan that, among other things, increased the number of shares of the Company’s common stock that may be issued under the 2024 Plan by 2,500,000 shares.

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 is being filed by the Company for the purpose of registering the issuance of an additional 2,500,000 shares of the Company’s common stock under the 2024 Plan. The content contained in the Company’s Registration Statement on Form S-8 (Registration No. 333-279965) is hereby incorporated by reference pursuant to General Instruction E, except as supplemented by the information set forth below.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

•      The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 17, 2025, including the information specifically incorporated by reference in such Annual Report from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 17, 2025;

•      The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025;

•      The Company’s Current Reports on Form 8-K filed with the Commission on February 13, 2025, May 30, 2025 and June 27, 2025 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission); and

•      The description of the Company’s common stock contained in the registration statement on Form 8-A, filed with the Commission on May 19, 2014, as amended by the registration statement on Form 8-A/A (Amendment No. 1), filed with the Commission on October 30, 2015, as the description therein has been updated and superseded by the description of the Company’s common stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 2, 2020, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the Company to indemnify its directors, officers, employees and agents, or other persons who are or were serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (referred to as an “indemnitee”), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The indemnitee must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the Company’s right, indemnification may be made only for expenses actually and reasonably incurred by the indemnitee in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. No indemnification shall be made if such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant indemnitee is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 145(g) of the DGCL also provides that the Company may maintain insurance against liabilities even if the Company would lack the power under the DGCL to indemnify against those liabilities.

Article VI of the Company’s Bylaws provides that the Company will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other (a “Proceeding”), other than an action by or in the Company’s right, by reason of the fact that such person is or was a director or officer of the Company, or while such person is or was a director or officer of the Company, is or was serving at the Company’s request as a director, officer, employee, member, manager, trustee or agent of another corporation, limited liability company, partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties, ERISA excise taxes, amounts paid or payable in settlement, any federal, state, local or foreign taxes, and all other charges paid or payable by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Company’s Bylaws further state that this indemnification shall not be deemed exclusive of any other rights to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

Article VIII of the Company’s Certificate of Incorporation includes provisions regarding indemnification of directors and officers of the Company which are similar to those contained in Article VI of the Company’s Bylaws.

The Company has entered into indemnification agreements with certain of its directors and executive officers. Those indemnification agreements require that the Company, among other things, (i) indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the Company’s best interests), (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) obtain officers’ & directors’ liability insurance if available on reasonable terms.

The Company maintains standard policies of insurance under which coverage is provided (a) to directors and officers of the Company against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit	Description
4.1	Certificate of Incorporation of First Foundation Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on October 29, 2015).

4.2	Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on October 3, 2024).

4.3	Certificate of Designations for Series A Noncumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 9, 2024).

4.4	Certificate of Designations for Series B Noncumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 9, 2024).

4.5	Certificate of Designations for Series C NVCE Stock (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed on July 9, 2024).

4.6	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 27, 2024).

5.1	Opinion of Sheppard Mullin Richter & Hampton, LLP.

10.1	First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on May 30, 2025).

23.1	Consent of Eide Bailly LLP.

23.2	Consent of Crowe, LLP.

23.3	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5.1).

24	Power of Attorney (included in signature page).

107	Calculation of Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, Texas, on July 8, 2025.

FIRST FOUNDATION INC.

By	/s/ THOMAS C. SHAFER
Thomas C. Shafer
Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of First Foundation Inc. whose signatures appear below hereby constitute and appoint Thomas C. Shafer and James Britton, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ THOMAS C. SHAFER	Chief Executive Officer and Director	July 8, 2025
Thomas C. Shafer	(Principal Executive Officer)

/s/ JAMES BRITTON	Chief Financial Officer	July 8, 2025
James Britton	(Principal Financial and Accounting Officer)

/s/ MAX BRIGGS	Chairman and Director	July 8, 2025
Max Briggs

/s/ SIMONE LAGOMARSINO	Director	July 8, 2025
Simone Lagomarsino

/s/ JACOB P. SONENSHINE	Director	July 8, 2025
Jacob P. Sonenshine

/s/ MITCHELL M. ROSENBERG	Director	July 8, 2025
Mitchell M. Rosenberg

/s/ ELIZABETH A. PAGLIARINI	Director	July 8, 2025
Elizabeth A. Pagliarini

/s/ SAM EDELSON	Director	July 8, 2025
Sam Edelson

/s/HENCHY R. ENDEN	Director	July 8, 2025
Henchy R. Enden

/s/ BENJAMIN MACKOVAK	Director	July 8, 2025
Benjamin Mackovak

/s/ C. ALLEN PARKER	Director	July 8, 2025
C. Allen Parker